r77q1e.txt



PIMCO Equity Series VIT
Approval of Renewal of the Investment Advisory Contract and
Supervision and Administration Agreement

On August 15, 2012, the Board of Trustees (the "Board") of PIMCO Equity Series VIT (the "Trust"), including all of the independent Trustees, approved the Investment Advisory Contract and Supervision and Administration Agreement (together, with the Investment Advisory Contract, the "Agreements") with Pacific Investment Management Company LLC ("PIMCO"), on behalf of the PIMCO EqS Pathfinder Portfolio (the "Portfolio"), for an additional one-year term through August 31, 2013.

The information, material factors and conclusions that formed the basis for the Board's approval of the Agreements are described below.

1. Information Received

(a) Materials Reviewed: During the course of each year, the Trustees receive a wide variety of materials relating to the services provided by PIMCO. At each of its quarterly meetings, the Board reviews the Portfolio's investment performance and a significant amount of information relating to Portfolio operations, including the Portfolio's compliance program, shareholder services, valuation, custody, distribution, and other information relating to the nature, extent and quality of services provided by PIMCO to the Trust. In considering whether to approve the renewal of the Agreements, the Board also reviewed supplementary information, including, but not limited to, comparative industry data with regard to investment performance, advisory and supervisory and administrative fees and expenses, financial information regarding PIMCO, information about the personnel providing investment management services and supervisory and administrative services to the Portfolio and, if available, information about the fees charged and services provided by PIMCO to other clients with similar investment mandates as the Portfolio. The Board also reviewed material provided by counsel to the Trust and the independent Trustees, which included, among other things, a memorandum outlining legal duties of the Board in considering the continuation of the Agreements.

(b) Review Process: In connection with the approval of the renewal of the Agreements, the Board reviewed written materials prepared by PIMCO in response to a request from counsel to the Trust. The Board also requested and received assistance and advice regarding applicable legal standards from Trust counsel, and reviewed comparative fee and performance data prepared at the Board's request by Lipper, Inc. ("Lipper"), an independent provider of investment company performance and fee and expense data. The Board also heard oral presentations on matters related to the Agreements and met both as a full Board and as the independent Trustees, without management present, at the August 15, 2012 meeting. The independent Trustees also met with counsel to the Trust on August 3, 2012 to discuss the materials presented.

The approval determinations were made on the basis of each Trustee's business judgment after consideration of all the information presented. Individual Trustees may have given different weights to certain factors and assigned various degrees of materiality to information received in connection with the approval process. In deciding to approve the renewal of the Agreements, the Board did not identify any single factor or particular information that, in isolation, was controlling. This summary describes the most important, but not all, of the factors considered by the Board.

2. Nature, Extent and Quality of Services

(a) PIMCO, its Personnel, and Resources: The Board considered the depth and quality of PIMCO's investment management process, including: the experience, capability and integrity of its senior management and other personnel; the low turnover rates of its key personnel; the overall financial strength and stability of its organization; and the ability of its organizational structure to address the recent growth in assets under management. The Board also considered that PIMCO makes available to its investment professionals a variety of resources and systems relating to investment management, compliance, trading, performance and portfolio accounting. The Board noted that PIMCO has hired many seasoned equity professionals at senior levels and has established investment teams in New York, London and Newport Beach. The Board considered PIMCO's commitment to investing in information technology supporting investment management and compliance, as well as PIMCO's continuing efforts to attract and retain qualified personnel, including personnel with relevant equities experience, and to maintain and enhance its resources and systems. The Board considered PIMCO's policies, procedures and systems to assure compliance with applicable laws and regulations and its commitment to these programs; its efforts to keep the Trustees informed about matters relevant to the Portfolio and its shareholders; and its attention to matters that may involve conflicts of interest.

The Trustees considered the steps that PIMCO has taken in recent years with respect to active management of counterparty risk, such as implementing procedures requiring daily collateral adjustments and frequent communication between credit analysts and the counterparty risk committee. The Trustees considered that, over the last year, PIMCO has continued to strengthen the process it uses to assess the financial stability of broker-dealers with which the Portfolio does business, to manage collateral and to protect portfolios from an unforeseen deterioration in the creditworthiness of trading counterparties. The Trustees considered that PIMCO continued to invest in automated documentation management systems to better track trade documentation with broker-dealers.

The Trustees also considered new services and service enhancements that PIMCO has implemented since the Agreements were renewed in 2011, including, but not limited to, undertaking significant technology and outsourcing initiatives; expanding the quality management system for processes/activities; completing the implementation of a prospectus content management system; developing a "Pricing Portal" to streamline and automate certain pricing functions; continuing to implement fair valuation level assignments per FAS 157; migrating shareholder confirmation and first-dollar prospectus delivery to a new third-party service provider; streamlining processes to enable earlier daily net asset value delivery to major intermediary clients; working with another service provider to expand a unique quality assurance platform; implementing a proprietary application developed for cash flow reporting to portfolio managers; implementing new cost basis reporting; working with an accounting firm to analyze the impact of the Foreign Account Tax Compliance Act; and engaging in extensive preparation and testing to respond quickly in the event of a crisis involving the Eurozone.

Ultimately, the Board concluded that the nature, extent and quality of services provided by PIMCO under the Agreements has benefited and will likely continue to benefit the Portfolio and its shareholders.

(b) Other Services: The Board considered PIMCO's policies, procedures and systems to assure compliance with applicable laws and regulations and its commitment to these programs; its efforts to keep the Trustees informed about matters relevant to the Portfolio and its shareholders; and its attention to matters that may involve conflicts of interest. The Board also considered the nature, extent, quality and cost of supervisory and administrative services provided by PIMCO to the Portfolio under the Agreements.

The Board considered the terms of Trust's Supervision and Administration Agreement, under which the Trust pays for the supervisory and administrative services it requires under what is essentially an all-in fee structure (the "unified fee"). In return, PIMCO provides or procures supervisory and administrative services and bears the costs of various third party services required by the Portfolio, including audit, custodial, portfolio accounting, legal, transfer agency and printing costs. The Board considered PIMCO's provision of these services and its supervision of the Trust's third party service providers to assure that these service providers continue to provide a high level of service relative to alternatives in the market.

Ultimately, the Board concluded that the nature, extent and quality of the services provided by PIMCO has benefited and will likely continue to benefit the Portfolio and its shareholders.

3. Investment Performance

The Board received and examined information from PIMCO concerning the Portfolio's performance for the one-year and since inception periods ended May 31, 2012 and other performance data, as available, for the periods ended June 30, 2012 (the "PIMCO Report") and from Lipper concerning the Portfolio's performance, as available, for the periods ended May 31, 2012 (the "Lipper Report"). The Board noted that long-term performance information was not available due to the Portfolio's relatively recent commencement of operations. The Board considered the Portfolio's investment performance relative to its peer group and benchmark index as provided to the Board in advance of each of its quarterly meetings throughout the year, including the PIMCO Report and the Lipper Report, which were provided in advance of the August 15, 2012 meeting. The Board noted that the Portfolio underperformed its peer group and benchmark index for the one-year period ended May 31, 2012. The Board considered the reasons for the Portfolio's underperformance in comparison to its peer group and benchmark index.

The Board ultimately determined within the context of all of its considerations in connection with the Agreements, that PIMCO's performance record and process in managing the Portfolio indicates that its continued management is likely to benefit the Portfolio and its shareholders, and merits the approval of the continuation of the Agreements.

4. Advisory Fees, Supervisory and Administrative Fees and Total Expenses

PIMCO reported to the Board that, in proposing fees for the Portfolio, it considers a number of factors, including the type and complexity of the services provided, the cost of providing services, the risk assumed by PIMCO in the provision of services, the impact on potential returns from different levels of fees, the competitive marketplace for financial products, and the attractiveness of Portfolio returns to investors.

The Board reviewed the advisory fee, supervisory and administrative fee and total expenses of the Portfolio (each as a percentage of average net assets) and compared such amounts with the average and median fees and expenses of other similar funds. With respect to advisory fees, the Board reviewed data from Lipper that compared the average and median advisory fees of other funds in an "Expense Group" of comparable funds, as well as the universe of other similar funds. The Board compared the Portfolio's total expenses to other funds in the Expense Group provided by Lipper and found the Portfolio's total expenses to be reasonable. The Board noted that PIMCO had contractually agreed, through April 30, 2013, to reduce its advisory fee by 0.13% of the average daily net assets of the Portfolio. The Board also noted that PIMCO had contractually agreed, through September 16, 2013, to reduce total annual operating expenses for the Portfolio's Institutional and Advisor Class shares by reducing the investment advisory and supervisory and administrative fees, or reimbursing the Portfolio, to the extent that certain total annual portfolio operating expenses exceed 1.00% and 1.25% of the Portfolio's average net assets attributable to the Institutional Class shares and Advisor Class shares, respectively.

The Board also reviewed data comparing the Portfolio's advisory fees to the standard fee rate PIMCO charges to separate accounts and other investment companies with a similar investment strategy. In cases where the advisory fees for certain separate account clients were lower than those charged to the Portfolio, the Trustees noted that the differences in fees were attributable to various factors, including differences in the services provided by PIMCO to the Portfolio, the manner in which similar portfolios may be managed, different requirements with respect to liquidity management and the implementation of other regulatory requirements, and the fact that separate accounts may have other contractual arrangements that justify different levels of fees.

The Board considered the Portfolio's supervisory and administrative fees, comparing them to similar funds in the report supplied by Lipper. The
Board considered that PIMCO has provided a broad array of fund supervisory and administrative functions. The Board also considered the Trust's unified fee structure, under which the Portfolio pays for the supervisory and administrative services it requires for one set fee, and in return, PIMCO provides or procures supervisory and administrative services and bears the costs of various third party services required by the Portfolio, including audit, custodial, portfolio accounting, legal, transfer agency and printing costs. The Board noted that many other funds pay for these services separately, and thus it is difficult to directly compare the Portfolio's unified supervisory and administrative fees with the fees paid by other funds for administrative services alone. The Board considered that the unified supervisory and administrative fee leads to fund fees that are fixed, rather than variable, and that fixed fees were viewed by many in the industry as a positive attribute of the Portfolio.The Board concluded that the Portfolio's supervisory and administrative fees were reasonable in relation to the value of the services provided, including the services provided to different classes of shareholders, and that the expenses assumed contractually by PIMCO under the Supervision and Administration Agreement represent, in effect, a cap on overall fund expenses which is beneficial to the Portfolio and its shareholders. The Board further noted that, although the unified fee structure does not have breakpoints, it implicitly reflects economies of scale by fixing the absolute level of Portfolio fees at competitive levels, in effect, setting the fees as if the Portfolio was already at scale.

Based on the information presented by PIMCO and Lipper, members of the Board then determined, in the exercise of their business judgment, that the level of the advisory and supervisory and administrative fees charged by PIMCO, as well as the total expenses of the Portfolio, are reasonable and renewal of the Agreements would likely benefit the Portfolio and its shareholders.

5. Adviser Costs, Level of Profits and Economies of Scale

The Board reviewed information regarding PIMCO's costs of providing services to the Portfolio and considered that PIMCO continues to invest in the equity asset management platform and does not expect to derive any profit from the Portfolio during its current fiscal year. The Board noted that it had also received information regarding the structure and manner in which PIMCO's investment professionals were compensated and PIMCO's view of the relationship of such compensation to the attraction and retention of quality personnel. The Board considered PIMCO's need to invest in technology, infrastructure and staff to reinforce and offer new services and to accommodate changing regulatory requirements.

With respect to potential economies of scale, the Board found that because the unified fee protects shareholders against unanticipated increases in expense ratios due to redemptions, declines in asset values, or increases in the costs of services provided or procured by PIMCO, economies of scale are implicitly recognized in the level of the unified fee (which, together with the advisory fee, serves as a proxy for the Portfolio's overall expense ratio). The Board noted that PIMCO may share the benefits of economies of scale with the Portfolio and its shareholders in a number of ways, including through fee reductions or waivers, the pricing of the Portfolio to scale from inception and the enhancement of services provided in return for fees paid. The Trustees also considered that the unified fee has provided inherent economies of scale by maintaining fixed fees even if the Portfolio's operating costs rise.

The Board concluded that the Portfolio's cost structure was reasonable and that the unified fee structure inherently involves the sharing of economies of scale between PIMCO and the Portfolio, to the benefit of Portfolio shareholders.

6. Ancillary Benefits

The Board considered other benefits received by PIMCO and its affiliates as a result of PIMCO's relationship with the Trust, including possible ancillary benefits to PIMCO's institutional investment management business due to the reputation and market penetration of the Portfolio. The Board also considered that affiliates of PIMCO provide distribution and shareholder services to the Portfolio and its shareholders, for which the affiliates of PIMCO may be compensated under the unified supervisory and administrative fee, or through distribution fees paid pursuant to the Portfolio's Rule 12b-1 plans. The Board reviewed PIMCO's soft dollar policies and procedures, noting that while PIMCO has the authority to receive the benefit of research provided by broker-dealers executing portfolio transactions on behalf of the Portfolio, it has adopted a policy not to enter into contractual soft dollar arrangements.

7. Conclusions

Based on its review, including its consideration of each of the factors referred to above, the Board concluded that the nature, extent and quality of the services rendered to the Portfolio by PIMCO continued to be excellent and favored the renewal of the Agreements. The Board concluded that the Agreements continued to be fair and reasonable to the Portfolio and its shareholders, that the Portfolio's shareholders received reasonable value in return for the fees paid to PIMCO by the Portfolio under the Agreements and that the renewal of the Agreements was in the best interests of the Portfolio and its shareholders.